Exhibit 99.2

January 5, 2021

Garrett Motion Inc.

La Pièce 16

1180 Rolle, Switzerland

Attention: Sean Deason, Jerome P. Maironi

cc:

Sullivan & Cromwell LLP

Attention: Scott Miller, Andrew Dietderich, Evan S. Simpson

Morgan Stanley & Co.

Attention: Regina Savage, Christopher Lee, Kristin Zimmerman

Perella Weinberg Partners

Attention: Bruce Mendelsohn

RE: Garrett Motion Inc., et al. (collectively, the “Company” or the “Debtors”)

To Whom It May Concern:

Reference is made to the bidding procedures annexed to the Order (A) Authorizing and Approving Bid Procedures, (B) Authorizing and Approving The Stalking Horse Bid Protections, (C) Scheduling a Sale Hearing, (D) Approving Notice Procedures, and (E) Granting Other Relief [Case No. 20-12212, ECF No. 282] (the “Bidding Procedures Order”).

By this letter, we are submitting a Subsequent Bid (the “Round Three Bid”) for your consideration. This Round Three Bid shall incorporate the terms of our bid submitted at the Auction on December 23, 2020 (the “Round Two Bid”), as modified by the changes summarized below. Terms used but not defined herein shall have the meanings ascribed thereto in the Subscription Agreement. For the avoidance of doubt, the Round Two Bid remains in effect, subject to its terms.

Under this Round Three Bid, subject to and conditioned upon (i) the negotiation, execution and delivery of definitive documentation reasonably acceptable to Buyer providing for this Round Three Bid (including the Plan, the “Definitive Documentation”),1 and (ii) Buyer having obtained from the existing Debt Financing Sources (x) approval of the terms of this Round Three Bid and the Definitive Documentation, and (y) revised debt commitment letters executed by the existing Debt Financing Sources consistent and compatible with this Round Three Bid and the Definitive Documentation, we are proposing the following changes to the Existing Proposal:

[1]

Except as expressly modified by this Round Three Bid, Definitive Documentation to be consistent with the draft Subscription Agreement being delivered to you concurrently herewith in connection with our Round Two Bid (the “Subscription Agreement”), which remains subject to approval by the Debt Financing Sources. For the avoidance of doubt, our Round Two Bid remains subject to the conditions to effectiveness set forth therein, including the section entitled “Conditions Precedent to Effectiveness of this Term Sheet”.

KPS CAPITAL PARTNERS

ONE VANDERBILT AVENUE ▶ 52ND FLOOR ▶ NEW YORK, NY 10017

TEL. 212.338.5100 ▶ FAX. 646.307.7100 ▶ EMAIL kps@kpsfund.com

1.	Clause (i) of the definition of “Adjusted Enterprise Value” is increased by $135 million to $2.9 billion.

2.	Funded net cash proceeds of the Exit Term Debt shall not exceed $1.5 billion (“Maximum Exit Term Debt”).

3.

We are prepared to offer the opportunity (the “Rights Offering Opportunity”) for the eligible holders of the Company’s existing stock to subscribe to up to their pro rata share of $250 million of shares of common stock that would have otherwise been purchased by Buyer as Subscription Shares at the Closing pursuant to the Subscription Agreement (at the same price paid by Buyer for the Subscription Shares at the Closing).[2]

4.	Incremental financing fees and backstop fees (if any) will be added to Additional Purchaser Cash Consideration.

5.

The Back-Up Termination Date with respect to this Round Three Bid shall mean January 31, 2021 (subject to earlier termination pursuant to the following sentence). This Round Three Bid shall not be eligible to serve as an Alternate Bid if the Debtors select as a Successful Bid (as defined in the Bidding Procedures Order), or file with the Bankruptcy Court any plan or disclosure statement reflecting, an Alternative Transaction that contemplates modifying, or is inconsistent with, section 8 of the Bidding Procedures Order, including, without limitation, a bid seeking the relief described in sections C and F of the Summary of Revised Terms exhibited to the January 4, 2021 bid letter by the “Investor Group”. Buyer’s obligation to serve as an Alternate Bidder in respect of the Round Three Bid is also conditioned on Buyer obtaining term loan commitments from the existing Debt Financing Sources in an amount equal to the Maximum Exit Term Debt. For the avoidance of doubt, the Round Two Bid remains valid and binding upon us, and is eligible to be selected as an Alternate Bidder in accordance with the terms of the Round Two Bid and the Bidding Procedures Order.

6.	The Debtors may continue to facilitate the Equity Committee’s solicitation of alternative financing for a standalone chapter 11 plan during the period up to January 25, 2021.

This Round Three Bid represents a premium value for the Debtors. In particular, $2.9 billion represents 6.65x 2020 Adjusted EBITDA of $436 million and 5.92x 2021 Projected Adjusted EBITDA of $490 million. Comparable automotive parts suppliers have consistently traded over the long run between 4.5x to 5.5x, with companies trading at the higher end of the range typically holding less financial leverage than companies trading at the low end of the range. Comparable public automotive suppliers have only 1.0x leverage on average.

Numerous stakeholders and participants in the Debtors’ auction process have suggested that Garrett should trade off a multiple of $600 million of EBITDA. Based on the Company’s projections, management does not expect Garrett to generate $600 million of LTM EBITDA until sometime in 2023, an assessment that is consistent with the detailed due diligence conducted by KPS and its third-party advisors.

[2]

Buyer is amenable to discussing a backstop commitment from certain shareholders. Buyer’s minimum pro forma equity ownership at Closing set forth in Section 2.4(d) of the Subscription Agreement would be set at 60%.

We believe that it would be inappropriate to burden the Company with excessive financial leverage given (a) that conservative financial leverage is a key criteria to the Company’s original equipment manufacturer customers when awarding new business, (b) our desire to maintain financial flexibility to pursue post-emergence value creation opportunities including both growth capital expenditures and acquisition opportunities, (c) the potential risk of continued cash collateral requirements to support the Company’s P-notes program (which can be in excess of $200 million without revision to pre-petition arrangements) and (d) the cyclical nature of the automotive industry.

In comparing this Round Three Bid to alternative proposals, we would encourage the Debtors to take the above into account when evaluating the potential impact to future value assumptions.

*             *             *             *             *

Sincerely,

KPS CAPITAL PARTNERS, LP

By:	KPS Capital Partners, LLC
its general partner

By:	/s/ Raquel Palmer
Raquel Palmer
Managing Partner

By:	/s/ Ryan Baker
Ryan Baker
Partner